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                                                                   Exhibit 10.31

                                March 15, 2001


PERSONAL AND CONFIDENTIAL
-------------------------
Mr. Joseph Fox
510 Lake Cook Road
Deerfield, IL   60015

Dear Joe:

         This is to confirm that the Company has, with the approval of the Board of Directors, agreed to modify that certain promissory from you to the Company, originally dated March 16, 1999, having a principal amount of $110,000, an annual interest rate of 5%, and a maturity of March 16, 2001, to provide for an extension of the maturity to March 16, 2003.

         In all other respects the Note terms remain unrevised and in full force and effect. If the foregoing accurately reflects your understanding and agreement, please sign and return a copy of this letter to my attention. Thank you.

                             Very truly yours,


                             /s/ Stuart A. Cohn

                             Stuart A. Cohn
                             Executive Vice President and Secretary to the Board

ACKNOWLEDGED AND AGREED:


/s/ Joseph Fox
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                                                       Exhibit 10.31 (continued)

                                PROMISSORY NOTE
                                ---------------

                                March 16, 1999

         The undersigned, Joseph Fox, an Illinois Resident ("Maker"), promises to pay WebStreet.com, Inc. a Delaware Corporation ("Payee"), at Payee's office or such other place as Payee may from time to time in writing designate, the principal sum of One Hundred Ten Thousand ($110,000) Dollars, including interest at the annual rate of five (5%) percent per annum, as follows: Interest on the principal amount from time to time outstanding quarterly (March 31, June 30, September 30, and December 31), and the entire unpaid principal balance on or before March 16, 2001.

         All payments shall be applied first to accrued and unpaid interest on the unpaid principal balance and the remainder shall be applied to principal. Maker shall have the right at any time to prepay the amounts due or coming due hereunder, in whole or in part, without notice, premium or penalty.

         At the election of Payee, following ten (10) days' written notice of the failure of Maker to make any payment when due hereunder, the principal sum remaining unpaid hereon, together with accrued interest thereon, shall become at once due and payable at the place of payment aforesaid.

         No delay or omission on the part of Payee in exercising any power or right hereunder shall impair such right or power or be construed to be a waiver of any default or any acquiescence therein.


                                           By: /s/ Joseph Fox
                                              ---------------------------
                                                Joseph Fox